Exhibit 23.2

INDEPENDENT AUDITORS CONSENT

Deloitte Touche Tohmatsu

ABN 74 490 121 060

Woodside Plaza

Level 14

240 St Georges Terrace

Perth WA 6000

GPO Box A46

Perth WA 6837 Australia

DX 206

Tel: +61 (0) 8 9365 7000

Fax: +61 (0) 8 9365 7001

www.deloitte.com.au

We consent to the incorporation by reference in this Registration Statement on Form S-1 by Transatlantic Petroleum Corp. of our report dated 13 May 2009, relating to the consolidated financial statements of Incremental Petroleum Limited incorporated by reference in the Amendment No. 1 to the Current Report on Form 8-K/A of Transatlantic Petroleum Corp. filed on 21 May 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE TOUCHE TOHMATSU

20 July 2009